Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following information describes our common stock, par value $0.0001 per share, which is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is only a summary. For a complete statement of the terms and rights of the common stock, you should also refer to our amended and restated certificate of incorporation and amended and restated bylaws which are filed as exhibits to our annual reports on Form 10-K filed with the SEC, as well as the General Corporation Law of the State of Delaware (“DGCL”), including Section 203.

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may establish the rights, powers and preferences of undesignated preferred stock from time to time. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the Nasdaq Global Market, to issue additional shares of our authorized capital stock.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our amended and restated certificate of incorporation prohibits cumulative voting. Rather, the election of directors shall be decided by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to matters other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares represented and voting at a duly held meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law, by our amended and restated certificate of incorporation or by our amended and restated bylaws. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Our amended and restated certificate of incorporation prohibits stockholders from taking action by written consent in lieu of a meeting.

Dividend Rights

Subject to any preferential rights of holders of any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably any dividends or other distributions that may be declared from time to time by the board of directors out of funds legally available therefor. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in our assets remaining after the payment of liabilities, subject to prior distribution rights of holders of any shares of preferred stock then outstanding.

Preemption, Conversion, and Redemption Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and of any series of preferred stock that we may designate and/or issue in the future.

Board of Directors

The board of directors is divided into three classes designated as Class I, Class II and Class III, respectively, with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, the class of directors to be elected at such annual meeting is elected for a full term of three years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. No stockholder will be permitted to cumulate votes at any election of directors. Directors may be removed by the affirmative vote of the holders of the outstanding shares of common stock only for cause.

Anti-Takeover Effects of Certain Provisions of Delaware Law

Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions to discourage inadequate takeover bids and to encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unsolicited proposal would outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unsolicited proposal could result in terms more favorable to our stockholders.

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, an “interested stockholder” is a person who owns or, in certain circumstances, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.

This summary of the provisions of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the DGCL.

Anti-Takeover Provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous.

Preferred Stock

Under our amended and restated certificate of incorporation, the board of directors may issue, without further stockholder approval, shares of preferred stock in one or more series and may also set forth the voting powers, full or limited or none, of each such series of preferred stock, which the board could use to implement a stockholder rights plan (also known as a “poison pill”). The board of directors shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of preferred stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights.

No Action by Written Consent

Under our amended and restated certificate of incorporation and amended and restated bylaws, stockholders of the company may not take action by written consent in lieu of a meeting.

Special Meetings of Stockholders

Under our amended and restated bylaws, special meetings of our stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or the president of the company.

Advance Notice Requirements for Stockholders Proposals and Director Nominations

Under our amended and restated bylaws, for nominations for election to our board or for proposing matters that can be properly acted upon by stockholders at annual stockholder meetings , the stockholder must (i) provide timely notice thereof in writing and in proper form to the secretary of the corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by the amended and restated bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

Board of Directors and Vacancies

The authorized number of directors on the board of directors will be established from time to time by resolution of the board of directors. Vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Amendment of Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that it may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Amendment of Our Amended and Restated Bylaws

The board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws. Our amended and restated bylaws provide that stockholders are permitted to amend the amended and restated bylaws only with the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of outstanding capital stock entitled to vote at an election of directors.

Forum Selection Clause

Under the amended and restated certificate of incorporation and the amended and restated bylaws, unless the company consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims will be a state or federal court located within the State of Delaware. This provision applies to (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or its stockholders, (iii) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation and the amended and restated bylaws, or (iv) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the Nasdaq Global Market under the trading symbol “OSTK.”